Exhibit 99.02

OGE Energy Corp. provides impact of Enable goodwill impairment

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP (“Enable”), today reported that earnings for the third quarter of 2015 will include a non-cash, pretax charge of $108 million for Enable’s goodwill impairment.

Due to commodity price declines in the crude oil and natural gas industry producer activity has decreased in certain regions in which Enable operates. Based on the decline in producer activity and the forecasted impact on future periods, in addition to an increase in the weighted average cost of capital, Enable recorded a non-cash impairment to goodwill of approximately $1.1 billion in the third quarter of 2015.

This impairment does not change the Company’s stated long-term utility growth rate or plans for dividend growth through 2019.

OGE Energy Corp. will provide additional information on its third quarter earnings call on November 5, 2015 at 8 am CST.